EXHIBIT 10.2

NEWMONT Section 16 Officer Short-Term INCENTIVE Plan

(Effective January 1, 2025)

PURPOSE

This Newmont Section 16 Officer Short-Term Incentive Plan (the “Section 16 STIP”) has been approved by the Leadership Development and Compensation Committee of the Newmont Corporation Board of Directors pursuant to the 2020 Newmont Corporation Stock Incentive Compensation Plan (the “2020 Plan”), and is a restatement of the Newmont Section 16 Officer Short-Term Incentive Program effective on January 1, 2024. The purpose of this Section 16 STIP is to provide Section 16 Officers with a direct interest in the success of the operations of Newmont Corporation (“Newmont”); specifically, Section 16 Officers are eligible for a Corporate Performance Bonus (as defined below) in accordance with this Section 16 STIP.

This Section 16 STIP is subject to the 2020 Plan, and if there are any inconsistencies between this Section 16 STIP and the 2020 Plan, the 2020 Plan shall control. The LDCC or its delegate shall have sole discretion to interpret, apply, amend, and/or withdraw this Section 16 STIP.

SECTION I—DEFINITIONS

The following terms used in this Section 16 STIP shall have the meanings set forth below.

1.1	“Affiliated Entity(ies)” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with Newmont Corporation, either directly or indirectly, through stock ownership or control, which employs a Section 16 Officer.

1.2	“Aggregate Payout Percentage” shall have the meaning assigned to in Section III.

1.3	“Award Recipient” means an Eligible Section 16 Officer who has been granted a Corporate Performance Bonus pursuant to this Section 16 STIP.

1.4	“Board” means the Board of Directors of Newmont.

1.5	“Bonus-Eligible Earnings” means an Eligible Section 16 Officer’s base salary as reflected in the records of Newmont or the Affiliated Entity that employs the Eligible Section 16 Officer as of December 31 of the calendar year corresponding to the Performance Period applicable to the Corporate Performance Bonus; provided, however, that an Eligible Section 16 Officer’s Bonus-Eligible Earnings may be adjusted based on any periods of unpaid leave or other periods during the Performance Period during which the Eligible Section 16 Officer was not working or was otherwise not fully engaged in their duties and responsibilities (including if the Eligible Section 16 Officer commenced employment after the beginning of the Performance Period, in which case their Bonus-Eligible Earnings shall be calculated on a pro-rata basis based on their base salary as of December 31 and the amount of time in the Performance Period during which they worked). If an Eligible Section 16 Officer dies during the calendar year, the Bonus-Eligible Earnings for such deceased Section 16 Officer will be determined by their base salary as of the date of death and the Corporate Performance Bonus will be calculated on a pro-rata basis. In the event of a Change of Control, the Bonus-Eligible Earnings of the Eligible Section 16 Officer shall be equal to their base salary, on an annualized basis, as of the date immediately preceding the Change of Control. In the case of a Terminated Award Recipient, the Bonus-Eligible Earnings will be determined by their base salary only as of the date of termination of employment and the Corporate Performance Bonus shall be calculated on a pro-rata basis. In all cases, Bonus-Eligible Earnings shall be determined before reduction for any pretax contributions, such as contributions to an employee benefit plan of Newmont, including pursuant to Section 401(k) or Section 125 of the Code.

1.6	“Change of Control” shall have the meaning assigned to it in the 2020 Plan.

1.7	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

1.8	“Code Section 409A” shall mean Section 409A of the Code and the treasury regulations and guidance promulgated thereunder.

1.9	“Corporate Performance Bonus” means the bonus that may be granted to an Eligible Section 16 Officer pursuant to Section III, based on how Newmont has performed against the Performance Metrics relative to an Eligible Section 16 Officer’s Target Performance Level. An Eligible Section 16 Officer’s Target Performance Level and Corporate Performance Bonus shall be determined by the LDCC; provided, however, that the Chief Executive Officer’s Target Performance Level and Corporate Performance Bonus shall be recommended by the LDCC and determined by the Board.

1.10	“Disability” shall have the meaning assigned to it in the 2020 Plan.

1.11	“Eligible Section 16 Officer” means a Section 16 Officer employed by an Affiliated Entity during some or all of the Performance Period; provided, however, that if an employee employed by an Affiliated Entity is appointed as a Section 16 Officer on an interim or temporary basis during some or all of a Performance Period, the LDCC or its delegate may determine in its discretion whether this Section 16 STIP shall apply to such employee or whether such employee’s Corporate Performance Bonus and, if applicable, Individual Performance Bonus, shall be governed by the STIP applicable to other employees who are not Section 16 Officers. Similarly, if an employee is promoted to a Section 16 Officer during the Performance Period, this Plan shall apply on a pro-rata basis for the time that they are a Section 16 Officer, and for any portion of the Performance Period during which they were not a Section 16 Officer, their Corporate Performance Bonus and Individual Performance Bonus shall be governed by the STIP applicable to other employees who are not Section 16 Officers.

1.12	“Executive Leadership Team” or “ELT” is the leadership team comprised of the Section 16 Officers as determined by the Chief Executive Officer of Newmont to be part of such leadership team. The Section 16 Officers who comprise the Executive Leadership Team shall only be eligible for a Corporate Performance Bonus, and not an Individual Performance Bonus.

1.13	“Individual Performance Bonus” means a bonus based on an individual’s actual performance assessed against individual performance criterion for an Eligible Section 16 Officer who is not on the Executive Leadership Team (currently, only the Chief Accounting Officer), which objectives are established by the Chief Executive Officer or their designee, and which resulting bonus, if any, in a Performance Period, is assessed and recommended by the Chief Executive Officer or their delegate.

1.14	“LDCC” means the Leadership Development and Compensation Committee of the Board of Directors of Newmont Corporation.

1.15	“Newmont” means Newmont Corporation, a Delaware corporation, and any successor corporation thereto.

1.16	“Performance Metric” means each metric upon which a Corporate Performance Bonus shall be based, as determined by the LDCC on an annual or other basis, as reflected in the Appendix to this Plan. Such metrics may be based on financial, safety, sustainability, or other relevant factors as determined by the LDCC.

1.17	“Performance Period” means the period from January 1 through December 31 during which the achievement level of the Performance Metrics applicable to the Corporate Performance Bonus will be measured and assessed, and if applicable, the achievement level for any Individual Performance Bonus will be measured and assessed.

1.18	“Performance Percentage” shall have the meaning assigned to it in Section III.

1.19	“Retirement” means voluntary termination of employment when an Eligible Section 16 Officer has attained at least age 55, has completed at least 5 years of continuous employment with an Affiliated Entity, and where the age of the Eligible Section 16 Officer plus their completed years of continuous employment is equal to at least 65.

1.20	“Section 16 Officer” means an officer as defined in Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

1.21	“Target Performance Level” means the target performance goal established for each Performance Metric that applies to the Eligible Section 16 Officers and which will be communicated to each Eligible Section 16 Officer.

1.22	“Terminated Award Recipient” means an Eligible Section 16 Officer who terminates employment with an Affiliated Entity during the Performance Period on account of death, Retirement, Disability, or involuntary termination entitling the Eligible Section 16 Officer to benefits under the Severance Plan for Section 16 Officers of Newmont.

SECTION II—ELIGIBILITY

A Section 16 Officer shall be eligible to be granted a Corporate Performance Bonus under this Section 16 STIP if such Section 16 Officer is (i) on the payroll of an Affiliated Entity at the time of payment; (ii) on the payroll of an Affiliated Entity as of the last day of the calendar year comprising the Performance Period and who voluntarily resigns before the payment of the Corporate Performance Bonus (provided that the Section 16 Officer otherwise would not or could not have been terminated for Cause, as determined in Newmont’s sole discretion); or (iii) is a Terminated Award Recipient who terminated during the Performance Period.

SECTION III—CORPORATE PERFORMANCE BONUS

3.1	Eligibility for Corporate Performance Bonus. For each Performance Period, the Corporate Performance Bonus will be determined pursuant to this Section III for each Section 16 Officer.

3.2	Performance Metrics. For each Performance Period, the LDCC shall establish the Performance Metrics applicable to the Corporate Performance Bonus granted to an Award Recipient and the Target Performance Goals, as well as the threshold and maximum goals applicable to each Performance Metric.

3.3	Achievement Level Assessment for Performance Metrics. As soon as practicable after the end of each Performance Period, the LDCC shall determine the achievement level of the performance goals applicable to each Performance Metric, following a report from the Internal Audit department, or an external audit firm.

3.4	Aggregate Payout Percentage. An aggregate payout factor (the “Aggregate Payout Percentage”) will be determined in accordance with this Section 3.4.

(a)	Calculating the Performance Percentage for each Performance Metric. The achievement level for the performance goal applicable to each Performance Metric will be determined by reference to the target, minimum and maximum goals to arrive at a performance percentage (the “Performance Percentage”).

(b)	Calculating the Payout Percentage for each Performance Metric. The payout percentage for each Performance Metric is equal to the product of the Performance Percentage, multiplied by the applicable weighting factor listed in Appendix A. However, a fatality or significant potential events may result in a payout for the Health and Safety metric(s) that is less than the payout percentage determination described in the foregoing sentence.

(c)	Calculating the Aggregate Payout Percentage. The Aggregate Payout Percentage is the sum of the payout percentages for each Performance Metric, as described in Section 3.4(b) hereof.

3.5	Determination of Payout Amount under Corporate Performance Bonus. The amount that shall vest and become payable as a Corporate Performance Bonus for each Award Recipient shall be equal to the product of the Aggregate Payout Percentage, multiplied by the Award Recipient’s Target Performance Level, multiplied by the Award Recipient’s Bonus-Eligible Earnings.

3.6	Determination of Payout Amount under Individual Performance Bonus. For any Section 16 Officer not on the Executive Leadership Team (currently only the Chief Accounting Officer), they shall be eligible for an Individual Performance Bonus, to be recommended by the Chief Executive Officer or their delegate, and approved by the LDCC.

3.7	Terminated Award Recipients. Terminated Award Recipients shall be eligible to receive the payment of a Corporate Performance Bonus (and Individual Performance Bonus, if applicable), provided that a Terminated Award Recipient whose employment is subject to an involuntary termination entitling the Award Recipient to benefits under the Severance Plan for Section 16 Officers of Newmont must execute a Waiver and Release pursuant to the terms of such plan in order to receive payment of a Corporate Performance Bonus (and Individual Performance Bonus, if applicable). This bonus will be calculated according to Section III hereof, and pro-rated for the portion of the Performance Period that the Award Recipient was employed with an Affiliated Entity, and shall be paid after the end of the Performance Period; provided, however, that for a non-ELT Section 16 Officer only, any pro-rated Corporate Performance Bonus and Individual Performance Bonus for the year in which they are terminated will be paid out based on their target goals as soon as administrative practicable after receipt of an executed Waiver and Release, as such pro-rated payment may be adjusted by the LDCC or the Board or their delegate.

3.8	Discretionary Adjustments. The LDCC may adjust (or the Board with respect to the CEO) the Performance Percentage or any measure or increase or decrease the amount of the Corporate Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the LDCC deems appropriate.

3.9	Time and Method of Payment. A Corporate Performance Bonus that becomes payable under this Section 16 STIP shall be payable to each Award Recipient in cash as soon as practicable following approval of bonuses by the LDCC for Section 16 Officers (except for the CEO, whose bonus is approved by the Board). All payments and the timing of such payments shall be made in accordance with practices and procedures established by the Affiliated Entity. For those Award Recipients subject to Code Section 409A, the Corporate Performance Bonus shall be made by March 15th of the calendar year following the last day of the Performance Period. Notwithstanding the foregoing, in the event an Award Recipient failed to complete any required ethics training or failed to comply with acknowledgement of any Code of Conduct of any Affiliated Entity, the Affiliated Entity may withhold payment under this Section 16 STIP unless or until such Award Recipient complies.

3.10	Withholding Taxes. All Corporate Performance Bonuses payable hereunder shall be subject to the withholding of such amounts as the Affiliated Entity may determine is required to be withheld pursuant to any applicable federal, state, local or non-U.S. law or regulation.

SECTION IV—CHANGE OF CONTROL

4.1	In General. In the event of a Change of Control, each Award Recipient employed at the time of the Change of Control shall become entitled to the payment of a Corporate Performance Bonus (and an Individual Performance Bonus if a non-ELT Section 16 Officer) in accordance with the provisions of this Section IV.

4.2	Calculation of Bonus. In the event of a Change of Control: (a) each Award Recipient employed as of the date of the Change of Control shall become entitled to the payment of a target pro-rated Corporate Performance Bonus (and a target pro-rated Individual Performance Bonus if a non-ELT Section 16 Officer) for the portion of the Performance Period from January 1 through the date of the Change of Control; and (b) each Award Recipient employed as of the last day of the Performance Period coinciding with the calendar year in which the Change of Control occurs shall be entitled to a target pro-rated Corporate Performance Bonus (and a target pro-rated Individual Performance Bonus if a non-ELT Section 16 Officer) for the remaining portion of the calendar year following the Change of Control.

4.3	Payment of Bonuses. The Corporate Performance Bonuses (and Individual Performance Bonuses if a non-ELT Section 16 Officer) payable in accordance with the provisions of this Section IV shall be calculated and paid as soon as practicable (a) following the date of the Change of Control, in the case of the bonus required by Section 4.2(a), and (b) following the conclusion of the Performance Period coinciding with the calendar year in which the Change of Control occurs, in the case of the bonus required by Section 4.2(b). Upon the payment of the Corporate Performance Bonuses (and Individual Performance Bonuses if a non-ELT Section 16 Officer) in accordance with the foregoing sentence, the Award Recipient shall have no further right to the payment of any Corporate Performance Bonus (or Individual Performance Bonus if a non-ELT Section 16 Officer) hereunder for such Performance Period (other than any bonus payable hereunder with respect to a previous Performance Period that has not yet been paid). In the event that a Change of Control and a benefit-qualifying Separation from Service of an Award Recipient under Section 3.01 of the 2012 Executive Change of Control Plan of Newmont (“2012 Plan”) or Section 3.01 of the Executive Change of Control Plan of Newmont (“2008 Plan”) occur in the same calendar year, payment to such Award Recipient of a Corporate Performance Bonus under this Section IV payable in the event of a Change of Control under the Newmont Section 16 Officer Long-Term Incentive Plan shall satisfy Section 3.02(a)(i)(B) of the 2012 Plan and Section 3.02(a)(i)(B) of the 2008 Plan solely with respect to the portion of such calendar year from January 1 through the date of the Change of Control; in such instance, the bonuses provided for under Section 3.02(a)(i)(B) of the 2012 Plan and Section 3.02(a)(i)(B) of the 2008 Plan for the period of time between the Change of Control and the Separation of Service shall be calculated for such period of time in accordance with the formula provided therein. If a benefit-qualifying Separation from Service under Section 3.01 of the 2012 Plan or Section 3.01 of the 2008 Plan occurs in a year subsequent to the year in which a Change of Control occurs, any payments made under this Section IV shall not in any way satisfy Section 3.02(a)(i)(B) of the 2012 Plan or Section 3.02(a)(i)(B) of the 2008 Plan.

SECTION V –GENERAL PROVISIONS

5.1	Amount Payable Upon Death of Employee. If an Award Recipient who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an Award Recipient dies and becomes a Terminated Award Recipient, all amounts due shall be paid as soon as practicable after the death of the Award Recipient, in a cash lump sum, to the beneficiary or beneficiaries designated by the Award Recipient to receive life insurance proceeds under Group Life and Accidental Death & Dismemberment Plan of Newmont USA Limited (or a successor plan) or a similar plan of a Affiliated Entity. In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of an Award Recipient shall be paid to the Award Recipient’s estate.

5.2	Right of Offset. To the extent permitted by applicable law, any Affiliated Entity may, in its sole discretion, apply any payments of a Corporate Performance Bonus (and an Individual Performance Bonus for a non-ELT Section 16 Officer) otherwise due and payable under this Section 16 STIP against any Award Recipient or Terminated Award Recipient loans outstanding to the Affiliated Entity, or other debts of the Award Recipient or Terminated Award Recipient to the Affiliated Entity. By accepting payments under this Section 16 STIP, the Award Recipient consents to the reduction of any compensation paid to the Award Recipient by the Affiliated Entity to the extent the Award Recipient receives an overpayment from the Section 16 STIP, as determined in the sole discretion of the LDCC.

5.3	Plan Modification or Termination. The LDCC or Board may at any time amend, modify, suspend or terminate the Section 16 STIP. However, upon or following a Change of Control, Section IV hereof may not be amended, suspended, or terminated until the obligations of Section IV hereof have been fully satisfied with respect to such Change of Control.

5.4	Payments Due Incapacitated Persons. If the LDCC or its delegate determines that any person entitled to a payment hereunder is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as incompetent, the LDCC or its delegate shall have the power to cause the payment becoming due to such person to be made to another for their benefit, without responsibility of the LDCC or its delegate, Newmont, or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the LDCC, the Section 16 STIP, or any Affiliated Entity.

5.5	Severability. If any section, subsection, or specific provision of the Section 16 STIP is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Section 16 STIP, and Section 16 STIP shall be construed and enforced as if such illegal and invalid provision had never been set forth herein.

5.6	No Right to Employment. The establishment of the Section 16 STIP shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, any Affiliated Entity, or to give any Award Recipient or any person any right to receive any payment whatsoever, except as provided hereunder. All Eligible Employees and Award Recipients shall remain subject to discharge from employment to the same extent as if the Section 16 STIP had never been adopted.

5.7	Transferability. Any Corporate Performance Bonus (and Individual Performance Bonuses if to a non-ELT Section 16 Officer) payable hereunder is personal to the Award Recipient or Terminated Award Recipient and may not be sold, exchanged, transferred, pledged, assigned, or otherwise disposed of except by will or by the laws of descent and distribution.

5.8	Successors. The Section 16 STIP shall be binding upon and inure to the benefit of the Affiliated Entities and the Award Recipients and Terminated Award Recipients and their respective heirs, representatives, and successors.

5.9	Governing Law. The Section 16 STIP and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law or foreign law.

5.10	Clawback. The LDCC or the Board (or any Affiliated Entity as so directed by the LDCC or the Board), to the full extent permitted by governing law, shall have the discretion to clawback or otherwise require reimbursement of any portion of a Corporate Performance Bonus (and any portion of an Individual Performance Bonuses to a non-ELT Section 16 Officer) previously paid to an Award Recipient pursuant to the terms of this Section 16 STIP if: a) the amount of such Corporate Performance Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement; b) the amount of such Corporate Performance Bonus that would have been awarded to the Award Recipient had the financial results been reported as in the restatement would have been lower than the Corporate Performance Bonus actually awarded, or; c) a clawback or reimbursement is otherwise permitted or required by any clawback, recoupment, offset, or other policies adopted by Newmont, including (i) under Newmont’s Clawback Policy in effect as of the date of this Section 16 STIP, or to the extent adopted following the date of this Section 16 STIP, any similar policy applicable to circumstances where the Award Recipient engages in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as such polies may be amended from time to time, or (ii) under applicable laws, regulations or stock exchange listing standards. No clawback, required reimbursement or other recovery of compensation as described in this Section 5.10 will be an event giving rise to the Award Recipient's right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with any Affiliated Entity. Additionally, the LDCC and the Board (and any Affiliated Entity as so directed by the LDCC or the Board), to the full extent permitted by governing law, shall have the discretion to require clawback or reimbursement of any portion of a Corporate Performance Bonus (and any portion of an Individual Performance Bonus if to a non-ELT Section 16 Officer) previously paid to an Award Recipient pursuant to the terms of this Section 16 STIP if the Award Recipient is terminated for cause as defined in the 2020 Plan or the Executive Change of Control Plan of Newmont or as defined in the any other plan of Newmont or any Affiliated Entity.

5.11	Section 409A. It is the intention of Newmont that payments under the Section 16 STIP comply with or be exempt from Code Section 409A, and Newmont shall have complete discretion to interpret and construe the terms of the Section 16 STIP and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of the Section 16 STIP and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont in a manner consistent with such intent, as determined in the discretion of Newmont. None of the Affiliated Entities shall be liable to any Award Recipient or any other person (i) if any provisions of the Section 16 STIP do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any Award Recipient or other person due to the any payment under the Section 16 STIP.

5.12	Inapplicability of ERISA. The Section 16 STIP is intended to be a program described in Department of Labor Regulation Sections 2510.31(b) and 2510.3-2(c) and shall not be considered a plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

APPENDIX TO THE

NEWMONT SECTION 16 OFFICER SHORT-TERM INCENTIVE PLAN

For the 2025 Performance Period, the following Performance Metrics and corresponding Weighting Factors shall be used:

Target STIP Corporate Performance Bonus

Level	Percentage of Bonus Eligible Earnings
Level 7 (CEO)	150%
Level 6 (ELT Section 16 Officers)	85% - 115%
Level 5 (Non-ELT Section 16 Officer)	49%

Target STIP Individual Performance Bonus

Level	Percentage of Bonus Eligible Earnings
Level 5 (Non-ELT Section 16 Officer)	21%

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